Exhibit 14

HemaCare Personnel Policy Manual

Code of Ethics
Section 102

I.
Purpose: HemaCare Corporation strives to conduct its operations in accordance with the highest standards of business and professional ethics. These ethics include, but are not limited to the following principle directives:

    Comply with the law, regulatory requirements and with all HemaCare policies

    Be honest and ethical in relations with others

    Respect the rights and policies of others

    Avoid conflicts of interest or apparent conflicts of interest and report them when they occur

    Speak up, and support others who speak up, to uphold this code

II.
Comply with the law, governmental regulatory agencies and all HemaCare policies

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Ensure all relations with government agencies, officials and employees are conducted in accordance with the highest principles of honesty and integrity and are in compliance with the letter and intent of the governing laws and regulations.

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Provide full, fair, accurate, timely and understandable disclosure in reports and documents submitted to the SEC, FDA and other regulatory bodies.

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Provide high quality products and services at fair and reasonable prices.

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HemaCare's policies can be found in the Company's personnel policy manual, standard operating procedures and safety manual. Policies related to this Code include but are not limited to:

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Employee relations

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Equal Opportunity Employment

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Employment practices

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Drug-Free workplace

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Policy to provide a safe and healthy work environment (included in HemaCare Safety Manual)

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Policy to provide high quality, blood products and services to our customers (included in HemaCare Quality Plan)

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Policy against Harassment (including sexual harassment)

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Arbitration (included in Employment Practices Section 300)

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Conflict of Interest including outside employment

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Confidentiality of Information

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Electronic and Telephonic Communications (including email and internet usage)

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Software use

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Corporate Communications (including public disclosure and material information)

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Insider Trading

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Confidentiality of Customer/Donor Information (HIPPA)

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Dispute Resolution Procedure

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    Document Retention

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    Delegation of Authority

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    Corporate credit card (included in Expense Reimbursement Section 515)

III.
Be honest and ethical in relations with others

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With customers

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With vendors

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With co-workers, other employees and independent contractors

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With shareholders, regulators and auditors

IV.
Respect the rights and the policies of others

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Do not obtain or use competitors' confidential information;

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Respect customers' confidentiality policies;

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Do not help others to violate company policies, ours or theirs;

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Observe copyrights; and

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Respect privacy.

V.
Avoid conflicts of interest or apparent conflicts of interest; report them when they occur

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Don't put yourself in a situation where your gain is the Company's or someone else's loss;

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If you find yourself in a conflicting situation, make management aware of it by reporting it to your supervisor, the Human Resources Department, or any member of HemaCare's management, using our open door policy;

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Business "gifts" given or received should be minimal, not to influence the recipient's judgment. A gift under $25 is considered minimal.

VI.
Speak up, and support others who speak up, to uphold this code

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Use HemaCare's "open door" philosophy of employee relations, and speak with your supervisors or a member of the management team if you see HemaCare's employees or its business alliances engage in unethical business behavior;

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Use the Ethics Reporting Line (866-384-4277) or www.ethicspoint.com. (See Section VII);

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Bring any violation of applicable accounting standards to the attention of the Company's Chief Financial Officer, and if appropriate action is not taken, promptly report it to the Audit Committee or HemaCare's Board of Directors.

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All employees have a responsibility to ensure that the provisions of this Code of Ethics are followed;

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Violations of either the Code of Ethics or applicable laws may result in disciplinary action and/or civil or criminal prosecution;

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Employees should report any concerns about business practices that appear to be unethical to the attention of the Company's Chief Financial Officer, and if appropriate action is not taken, promptly, report it to the Audit Committee of HemaCare's Board of Directors;

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In speaking up, be responsible and consider whether doing the following can improve the situation:

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Gather the facts

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Be clear on what specific actions make you uncomfortable

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    Clearly identify who is responsible for the actions and the results in this situation. Determine if you should or can address it directly first.

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    Consider what would be fair in this situation

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    Discuss your concerns privately with a supervisor first, if appropriate

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  If someone comes to you to report a possible ethics violation, play an active and supportive role in reporting and/or resolving the situation.

VII.
Ethics Hotline

  The Company has established a toll-free ethics hotline operated by an outside service contractor. The number shall be provided to employees not less than annually, be posted on company bulletin boards, and discussed during new hire orientation. The number shall be posted on the Company's website available to employees and outsiders. All calls are confidential and the caller may remain anonymous if desired.

  Daily reports from the outside company shall be made to the Chairman of the Board, CEO and Director of Human Resources. Such calls shall be summarized as to the nature and action taken and presented at each Audit Committee meeting.

  The Audit Committee shall determine that appropriate action has been taken on all calls made to the ethics hotline. The Audit Committee shall report its findings to the Board of Directors.

VIII.
Receipt and Acknowledgement

  All HemaCare employees and directors are responsible for reading, understanding and following the principles outlined in this Code. Please sign the attached and return to the Human Resources Department.

CERTIFICATION

        I acknowledge that I have received, read, understood, and will comply with HemaCare Corporation's Code of Ethics. I understand and agreed that the Code of Ethics is not an employment contract between HemaCare Corporation and myself.

Employee Name (Please Print)	Employee Signature

Date

Initiated 10/01/03

© 2003 HemaCare Corporation. All Rights Reserved